Shareholder meeting

On August 25, 2004, at the Special Meeting of Shareholders of the Fund, the shareholders approved certain changes to fundamental investment restrictions of the Fund, effective September 7, 2004.

Proxies covering 30,055,818 shares of beneficial interest were voted at the meeting, with the votes tabulated as follows:

                                                FOR        AGAINST   ABSTAIN
ITEM 1(a): To amend the Fund's fundamental
restriction on borrowing                     26,752,609   1,798,019  1,505,190
ITEM 1(b): To eliminate the Fund's fundamental
restriction on pledging of assets            26,533,561   1,957,004  1,565,253
ITEM 1(d): To eliminate the Fund's investment
restriction on Trustee and Officer ownership 26,366,802   2,072,492  1,616,524
ITEM 1(e): To amend and reclassify the Fund's
fundamental restriction on restricted and
illiquid securities                          26,596,140   1,721,980  1,737,698
ITEM 1(f): To amend the Fund's fundamental
restriction on commodities and derivatives   26,659,651   1,637,117  1,759,050
ITEM 1(g): To amend and reclassify the Fund's
fundamental restriction on margin and
short sales                                  26,665,954   1,715,007  1,674,857
ITEM 1(h): To amend the Fund's fundamental
investment restriction on loans              26,610,042   1,883,526  1,562,250
ITEM 1(i): To amend the Fund's fundamental
investment restriction on industry concentration 26,801,378 1,513,6271,740,813
ITEM 1(j): To eliminate the Fund's fundamental
restriction on investing in new issuers      26,648,149   1,759,643  1,648,026
ITEM 1(l): To amend and reclassify the Fund's
fundamental restriction on investing in other
investment companies                        26,670,218    1,591,338  1,794,262